Exhibit 99.1

URBAN OUTFITTERS, INC.

Holiday Sales Results

Philadelphia, PA – January 8, 2024

For Immediate Release	Contact:	Oona McCullough
Executive Director of Investor Relations
(215) 454-4806

URBN Reports Record Holiday Sales and Personnel Update

PHILADELPHIA, PA, January 8, 2024 – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle products and services company which operates a portfolio of global consumer brands including the Anthropologie, Free People, FP Movement, Urban Outfitters and Nuuly brands, today announced net sales for the two and eleven months ended December 31, 2023.

Total Company net sales for the two months ended December 31, 2023, increased 10% compared to the two months ended December 31, 2022. Total Retail segment net sales increased 8%, with comparable Retail segment net sales increasing 6%. The increase in Retail segment comparable net sales was driven by high single-digit positive growth in digital channel sales and low single-digit positive growth in retail store sales. Comparable Retail segment net sales increased 20% at Free People and 14% at Anthropologie and decreased 13% at Urban Outfitters. Wholesale segment net sales increased 15% driven by an increase in Free People wholesale sales primarily due to increases in sales to department stores and specialty accounts, partially offset by a decrease in Urban Outfitters wholesale sales. Nuuly segment net sales increased 71% primarily driven by a 58% increase in our subscribers versus the end of the prior year's comparable period.

For the eleven months ended December 31, 2023, total Company net sales increased 8% compared to the eleven months ended December 31, 2022. Total Retail segment net sales increased 6%, with comparable Retail segment net sales increasing 5%. The increase in Retail segment comparable net sales was driven by high single-digit positive growth in digital channel sales and mid single-digit positive growth in retail store sales. Wholesale segment net sales decreased 4%, driven by a decrease in Free People wholesale sales primarily due to a decrease in sales to department stores. Nuuly segment net sales increased 92% primarily driven by a 58% increase in our subscribers versus the end of the prior year's comparable period.

On a personnel note, we are pleased to announce Shea Jensen will be joining URBN as President of Urban Outfitters Brand, North America as of February 5, 2024. In this role, Shea will oversee merchandising, marketing, digital and retail operations for the Urban Outfitters brand in North America.

“It is with great pleasure that Sheila and I welcome Shea to the Urban Outfitters brand,” said Richard A. Hayne, Chief Executive Officer. “Shea is a strong leader with extensive experience across all retail channels. We are delighted to have Shea join the brand and believe her authentic leadership style and customer-first mindset will be a great asset to the brand.”

Shea brings over 30 years of retail experience with a proven track record in operations, ecommerce, business strategy, merchandising and innovation. She has held several key leadership positions at Nordstrom and joins us from Good American where she was President.

During the eleven months ended December 31, 2023, the Company opened a total of 26 new retail locations including: 11 Free People stores (including 7 FP Movement stores), 7 Urban Outfitters stores, 7 Anthropologie stores and 1 Menus & Venues restaurant; and closed 12 retail locations including: 5 Urban Outfitters stores, 4 Anthropologie brand stores, 1 Free People brand store and 2 Menus & Venues restaurants. During the eleven months ended December 31, 2023, 1 Urban Outfitters franchisee-owned store was opened.

Urban Outfitters, Inc. offers lifestyle-oriented general merchandise and consumer products and services through a portfolio of global consumer brands comprised of 265 Urban Outfitters stores in the United States, Canada and Europe and websites; 241 Anthropologie stores in the United States, Canada and Europe, catalogs and websites; 198 Free People stores in the United States, Canada and Europe, catalogs and websites, 10 Menus & Venues restaurants, 7 Urban Outfitters franchisee-owned stores and 2 Anthropologie franchisee-owned stores as of December 31, 2023. Free People, FP Movement and Urban Outfitters wholesale sell their products through department and specialty stores worldwide, digital businesses and the Company’s Retail segment.

As used in this document, unless otherwise defined, "Anthropologie" refers to the Company's Anthropologie and Terrain brands and "Free People" refers to the Company's Free People and FP Movement brands.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may contain forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: overall economic and market conditions (including current levels of inflation) and worldwide political events and the resultant impact on consumer spending patterns and our pricing power, the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, the effects of the implementation of the United Kingdom's withdrawal from membership in the European Union (commonly referred to as “Brexit”), including currency fluctuations, economic conditions and legal or regulatory changes, any effects of war, including geopolitical instability and impacts of the conflict in the Middle East and the war between Russia and Ukraine and from related sanctions imposed by the United States, European Union, United Kingdom and others, terrorism and civil unrest, natural disasters, severe or unseasonable weather conditions (including as a result of climate change) or public health crises (such as the coronavirus (COVID-19)), labor shortages and increases in labor costs, raw material costs and transportation costs, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, response to new concepts, our ability to integrate acquisitions, risks associated with digital sales, our ability to maintain and expand our digital sales channels, any material disruptions or security breaches with respect to our technology systems, the departure of one or more key senior executives, import risks (including any shortage of transportation capacities or delays at ports), changes to U.S. and foreign trade policies (including the enactment of tariffs, border adjustment taxes or increases in duties or quotas), the closing or disruption of, or any damage to, any of our distribution centers, our ability to protect our intellectual property rights, failure of our manufacturers and third-party vendors to comply with our social compliance program, risks related to environmental, social and governance activities, changes in our effective income tax rate, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in our filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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